EXHIBIT 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of the May 1, 2001.

BETWEEN:
BLUE ZONE ENTERTAINMENT INC., a
corporation incorporated under the laws of British
Columbia, having an office at 329 Railway Street,
Vancouver, British Columbia, V6A 1A4
(the “Company”)
AND:
Jeremy Black, an individual
Vancouver, British Columbia
(the “Employee”)

WITNESSES THAT WHEREAS:

A.     The Company is a leading multimedia company involved in the development and management of creative interactive broadcast properties for television, radio, advertising and the internet;

B.     It is in the Company’s best interest to attract and retain qualified executives and to provide an incentive for such of its senior executives, including the Employee, to remain with the Company during a change of control; and

C.     The Company wishes to continue to employ the Employee and the Employee has agreed to continue to be employed by the Company on the terms and conditions set forth herein.

     THEREFORE in consideration of the recitals, the following representations and covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1.0   Employment Duties

1.1     The Company hereby employs the Employee in the position of Chief Financial Officer on a full-time basis.

1.2     The Employee shall report to the President and CEO of the Company and shall perform, observe and conform to such duties and instructions as from time to time are lawfully assigned or communicated to him on behalf of the Company and on behalf of such affiliates or subsidiaries of the Company designated by the Company as requiring the services of the Employee and as are consistent with his position of Chief Financial Officer.

1.3     Throughout the term of this Agreement, the Employee shall:

(a) devote his full time, attention and ability to the business and affairs of the Company;

(b) well and faithfully serve the Company;

(c) use his best efforts to generally promote the interests of the Company; and

(d) not be employed or engaged in any capacity in promoting, undertaking or carrying on any other business or occupation without the prior written approval of the Company.

1.4   The Employee acknowledges and agrees that he is a fiduciary of the Company.

1.5   Without in any way limiting the scope of the Employee’s fiduciary obligations to the Company, the Employee agrees that, at all times during the term of this Agreement and following the termination of this Agreement or the employment of the Employee with the Company, the Employee shall not engage in unfair competition with the Company, its affiliates or subsidiaries, aid others in any unfair competition with the Company, its affiliates or subsidiaries, in any way breach the confidence that the Company has placed in the Employee, misappropriate any proprietary or confidential information of the Company, or misappropriate any corporate opportunities of the Company.

2.0   Compensation

2.1   Salary

2.1.1   As of May 1, 2001, the Employee shall be paid an annual salary of $93,500.00 (Cdn.) payable in semi- monthly instalments on the first and fifteenth day of each month (“Salary”). Should the first or fifteenth of any month not be a business day, the Employee’s semi- monthly instalment otherwise due on such date shall be paid to the Employee on the immediately preceding business day. Provided that the Company’s financial condition has not deteriorated, as of July 1, 2001, the Employee’s Salary shall be increased to $105,000.00 (Cdn).

2.1.2   Further increases to the Employee’s Salary shall be in the Company’s sole discretion.

2.2   Statutory Deductions

2.2.1   The Company shall have the right to deduct and withhold from the Employee’s compensation any amounts required to be deducted and remitted under the applicable provincial or federal laws of Canada.

2.3   Benefits

2.3.1   The Employee shall be entitled to such benefits as the Company may, at its sole discretion, offer from time to time to its employees in similar positions. The introduction and administration of benefits is entirely within the Company’s sole discretion, and the introduction, deletion or amendment of benefits shall not constitute a breach of this Agreement.

2.4   Bonus

2.4.1   The Company may pay the Employee bonuses as may be determined by the Compensation Committee of the Board of the Company, in its sole discretion, from time to time.

2.5   Shares

2.5.1   The Employee may be entitled to participate in a stock option plan or share purchase plan or any similar plan as may be offered by the Company at its sole discretion from time to time. The introduction and administration of any such plan is entirely at the Company’s sole discretion, and the introduction, deletion or amendment of such plan shall not constitute a breach of this Agreement.

2.5.2   Any stock options granted shall be on the terms set out in the form of the stock option agreement in use by the Company at the time of such grant and in accordance with the terms of the Company’s Stock Option Plan (the “Stock Option Plan”), and subject to necessary regulatory and Board approval.

2.6   Vacation

2.6.1   The Employee shall be entitled to an annual vacation of four (4) weeks per calendar year. The timing of vacations shall be in accordance with the Company’s policies and practices for senior management personnel and with the Company’s needs.

2.6.2   The Employee acknowledges and agrees that unless otherwise expressly agreed in writing between the Employee and the Company, the Employee shall not be entitled, by reason of his employment with the Company or by reason of any termination of such employment, howsoever arising, to any remuneration, compensation or benefits other than those expressly provided for in this Agreement.

3.0   Non-Competition and Confidentiality

3.1   Non-Competition

3.1.1   During the term of this Agreement and for six (6) months following the termination of this Agreement, the Employee shall not, without the written consent of the Company:

(a) own or have any interest directly in;

(b) act as an officer, director, agent, employee or consultant of; nor

(c) assist in any way or in any capacity,

any person, firm, association, syndicate, partnership, joint venture, collaboration, corporation or other entity that is engaged in a business that is substantially similar to or competes with the business engaged in by the Company or any entity that directly or indirectly controls, is controlled by, is under direct or indirect common control of the Company including without limitation, Blue Zone, Inc., Blue Zone Productions Ltd. and Blue Zone International Limited (“Affiliates”) within Canada.

3.1.2   The Employee shall not, for a period of twelve (12) months from the date of termination of this Agreement:

(a)	directly or indirectly, either personally, by agent or by letters, circulars or advertisements, contact for the purpose of solicitation or solicit any person, firm, association, syndicate, joint venture, collaboration, corporation, business entity or crown corporation who is or was a customer of the Company or its Affiliates on or at any time within the two years prior to the date of termination of the Employee’s employment with the Company or who was scheduled to become a customer of the Company or its Affiliates within twelve months prior to the date of such termination of employment.

(b)	induce or attempt to induce any person:

(i)	who was an employee of the Company or its Affiliates at the time of the date of termination of the employment of the Employee; or

(ii)	who has been, during the two years prior to such inducement or attempted inducement, an employee of the Company or its Affiliates;

to leave the employ of the Company or its Affiliates, whether to join the Employee in a similar enterprise or otherwise.

(c)	either directly or indirectly, solicit, divert or take away any staff, temporary personnel, trade, business, or goodwill from the Company or its Affiliates, or otherwise compete for accounts or personnel which become known to him through his relationship with the Company or its Affiliates and agrees not to influence or attempt to influence any of the Company’s or its Affiliates’ customers or personnel not to do business with the Company or its Affiliates.

3.2   Delivery of Records

3.2.1   Any and all computer code, data, notes, diagrams, reports, notebook pages, memoranda, and like materials, including Confidential Information and Inventions (as such terms are hereinafter defined) received from or developed for the Company or its Affiliates and any copies or excerpts thereof shall remain the property of the Company or its Affiliates. Upon the termination of the Employee’s relationship with the Company as established under this Agreement, or at anytime during the term hereof at the request of the Company, the Employee shall deliver to the Company all such materials and other property belonging to the Company or developed in connection with the business of the Company.

3.3   Confidentiality

3.3.1   In the course of carrying out and performing his duties and responsibilities to the Company, the Employee shall obtain access to and be entrusted with Confidential Information (as hereinafter defined) relating to the business and affairs of the Company or its Affiliates.

3.3.2   The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company or its Affiliates or received by the Company or its Affiliates from an outside source which is maintained in confidence by the Company or its Affiliates or any of its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Proprietary Information includes:

(a)	any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, scientific or other formulae, patterns, processes, methods, machines, manufactures, compositions, processes, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs, computer code, creative development, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any Invention (as defined in section 4.2 below), or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or Affiliates, or that result from its marketing, research and/or development activities;

(b)	any information relating to the relationship of the Company or its Affiliates with any clients, customers, suppliers, principals, contacts or prospects of the Company or its Affiliates and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such clients, customers, suppliers, principals, contacts or prospects of the Company or its Affiliates, including but not limited to client lists;

(c)	any sales plan, marketing material, plan or survey, business plan or opportunity, product or service development plan or specification, business proposal or business agreement; and

(d)	any information relating to the present or proposed business of the Company or its Affiliates.

3.3.3   The Employee agrees that the Confidential Information is and will remain the exclusive property of the Company or its Affiliates. The Employee also agrees that the Confidential Information:

(a)	constitutes a proprietary right which the Company or its Affiliates is entitled to protect; and

(b)	constitutes information and knowledge not generally known to the trade.

3.3.4   The Employee understands that the Company has from time to time in its possession information belonging to others or which is claimed by others to be confidential or proprietary and which the Company has agreed to keep confidential. The Employee agrees that all such information shall be Confidential Information for the purposes of this Agreement.

3.3.5   For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and the Company shall be considered the author thereof.

3.3.6   The Employee acknowledges and agrees that any Confidential Information disclosed to the Employee is in the strictest confidence and the Employee agrees to maintain and hold in strict confidence all Confidential Information disclosed to him. The disclosure of any such Confidential Information by the Employee in any form whatsoever except as authorized by the Company or permitted under section 3.3.9 of this Agreement is and shall be considered a breach of the Employee’s employment arrangement and shall constitute immediate cause for dismissal.

3.3.7   Except as authorized by the Company, the Employee shall not:

(a)	duplicate, transfer, disclose or use nor allow any other person to duplicate, transfer or disclose any of the Confidential Information; or

(b)	incorporate, in whole or in part, within any domestic or foreign patent application, any proprietary or Confidential Information disclosed to the Employee by the Company.

3.3.8   The Employee will safeguard all Confidential Information to which the Employee has access at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care that he would use to protect his own confidential information.

3.3.9   The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)	is or later becomes publicly known under circumstances involving no breach of this Agreement by the Employee;

(b)	is already known to the Employee outside his employment at the time of receipt of the Confidential Information;

(c)	is disclosed to a third party under an appropriate confidentiality agreement;

(d)	is lawfully made available to the Employee by a third party;

(e)	is independently developed by the Employee who has not been privy to the Confidential Information provided by the Company; or

(f)	is required by law to be disclosed but only to the extent of such requirement and the Employee shall immediately notify in writing the Chief Executive Officer of the Company upon receipt of any request for such disclosure.

3.3.10   The Employee acknowledges that a breach by the Employee of any of the covenants contained in this section 3 shall result in damages to the Company and that the Company could not be adequately compensated for such damages by a monetary award. Accordingly, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

3.3.11   The Employee acknowledges that the restrictions contained in this section 3 are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by the Employee.

3.3.12   The provisions of this section 3 shall survive the termination of this Agreement.

4.0   Ownership of Future Intellectual Property

4.1   Any new technology, knowledge or information developed by the Employee related to the business of the Company or any of its Affiliates during the term of this Agreement shall be the exclusive property of the Company and its Affiliates.

4.2   The Employee acknowledges that all Confidential Information and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by him either alone or with others, and that in any way relates to the present programs, services, product or business of the Company or its Affiliates, during the course of his employment with the Company pursuant to this Agreement or any previous employment agreements or arrangements between the Employee and the Company or its Affiliates, whether or not conceived, developed, reduced to practice or made during the Employee’s regular working hours or on the premises of the Company (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such

Inventions will be the sole property of the Company or its nominee and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to the Company or its nominee. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and the Company will be considered the author thereof.

4.3   The Employee hereby assigns to the Company or its nominee, their successors or assigns, all his rights, title and interest in and to the Inventions.

4.4   The Employee hereby waives for the benefit of the Company and its successors and assigns all his moral rights in respect of the Inventions.

4.5   The Employee will assist the Company or its nominee in every proper way (but at the Company’s expense) to obtain and, from time to time to enforce, patents or copyrights in respect of the Inventions in any and all countries, and to that end the Employee will execute all documents for use in applying for, obtaining and enforcing patents and copyrights on such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or Persons designated by it.

4.6   The Employee represents and warrants that he is subject to no contractual or other restriction or obligation which will in any way limit his activities on behalf of the Company. The Employee hereby represents and warrants to the Company that he has no continuing obligations to any previous employer with respect to any previous invention, discovery or other item of intellectual property or which requires the Employee not to disclose any information or data to the Company. The Employee further represents and warrants that he does not claim rights in, or otherwise excludes from this Agreement, any Invention except as listed on Schedule “A” hereto.

4.7   The Employee acknowledges that a breach by the Employee of any of the covenants contained in this section 4 herein shall result in damages to the Company and that the Company could not be adequately compensated for such damages by a monetary award. Accordingly, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

4.8   The provisions of this section 4 shall survive the termination of this Agreement.

5.0   Term of Employment and Termination

5.1   The term of the Employee’s employment pursuant to this Agreement shall commence on May 1, 2001 and continue until such time as it is terminated pursuant to this section 5.

5.2   The Company may terminate the Employee’s employment at any time with no notice, for cause. If this Agreement and the Employee’s employment are terminated for cause, no notice, pay in lieu of notice, Salary, benefits, stock options shall be paid or payable to the Employee after or as a result of such termination.

5.3   The Company may terminate the Employee’s employment at any time, without cause, upon providing to the Employee:

(a)	three months of notice or payment of three months’ Salary in lieu of notice or a combination thereof; and

(b)	one additional month of notice or Salary in lieu of notice or combination thereof for each of the Employee’s completed years of service after January 2, 2001.

5.4   The amount of notice in writing or pay in lieu of notice or combination thereof provided for in section 5.3 is inclusive of any entitlement to notice or pay in lieu pursuant to the Employment Standards Act, R.S.B.C. 1996, c.113.

5.5   Notwithstanding the terms of the Stock Option Plan, in the event the Employee’s employment is terminated by the Company without cause then any stock options granted to the Employee shall cease to vest on the effective date of termination pursuant to the notice of termination and shall be exercisable in accordance with the terms of the Stock Option Plan and, subject to the Stock Option Plan or stock option agreement, shall remain exercisable until 90 days following the Employee’s last day of work.

5.6   If prior to the termination of this Agreement, there is a Change in Control (as such term is defined herein) and in the next 6 month period following the Change in Control (“Protection Period”), any of the following occur:

(a)	the Employee’s employment is terminated for reasons other than cause, permanent disability or death; or

(b)	the Employee resigns within 30 days following:

(i)	a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Employee’s position, duties, responsibilities, title or office in effect immediately prior to the Change in Control;

(ii)	a failure by the Company to increase the Employee’s Salary or other forms of compensation in a manner consistent with increases granted generally to the Company’s other executives;

(iii)	a decrease in the Employee’s Salary or a material decrease in the Employee’s other compensation;

(iv)	a relocation of the Employee’s principal place of employment outside the Greater Vancouver Regional District, without the Employee’s consent; or

(v)	any action or event that would constitute a constructive dismissal of the Employee at common law,

provided and only if such change, reduction or relocation is effected by the Company during the Protection Period and without the Employee’s consent,

then this Agreement shall be deemed to have been terminated by the Company and the Company shall provide the Employee, in lieu of notice, and in lieu of any payment described in section 5.3 of this Agreement, an amount equal to 6 months of Salary plus one month of Salary for each of the Employee’s completed year of service after January 2, 2001 and the Company shall immediately vest any stock options granted pursuant to section 2.5 herein, which shall be exercisable in accordance with the terms of the Stock Option Plan or any other stock option plan or agreement pursuant to which options were granted.

     5.7   For the purposes of this Agreement, “Change in Control” means:

(i)	the direct or indirect sale, lease, exchange or other transfer of all or substantially all (75% or more) of the assets of the Company to any person or entity or group of persons or entities acting in concert as a partnership or other group;

(ii)	a merger, consolidation, reorganization or arrangement involving the Company other than a merger, consolidation, reorganization or arrangement in which stockholders of the Company immediately prior to such merger, consolidation, reorganization or arrangement own, directly or indirectly, securities possessing at least 65% of the total combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, reorganization or arrangement in substantially the same proportion as their ownership of such voting securities immediately prior to such merger, consolidation, reorganization or arrangement;

(iii)	a majority of the Board of Directors elected at any annual or special general meeting of the shareholders of the Company are not individuals nominated by the Company’s then- incumbent Board; or

(iv)	the acquisition, directly or indirectly, by any person or related group of persons acting jointly or in concert (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than [50%] of the total combined voting power of the Company’s outstanding securities.

5.8   Subject to sections 5.6 and 5.7, in the event it is determined that the Employee has been constructively dismissed by the Company, the Employee shall be entitled to the same notice or payment in lieu of notice and vesting of stock options as if he had been terminated without cause under sections 5.3, 5.4 and 5.5.

5.9   The Employee may terminate this Agreement and his employment with the Company upon giving the Company thirty (30) days’ notice of resignation of his employment. Upon the effective date of the Employee’s resignation, the Company shall not be obligated to make any further payments under this Agreement. On the giving of such notice by the Employee, or at any time thereafter, the Company shall have the right to elect to terminate the Employee’s employment at any time prior to the effective date of the Employee’s resignation, and upon such election, shall provide to the Employee the following:

(a)	a lump sum equal to thirty days Salary or to such proportion of the thirty days that remains outstanding at the time of the election; and

(b)	continuation of the Benefits for the thirty-day period or such proportion of the thirty days that remains outstanding at the time of the election.

For greater certainty, upon such election being made by the Company, the Employee shall not be entitled to any further vesting of stock options.

6.0   Waiver

6.1   No consent or waiver, express or implied, by any party to this Agreement or any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants or conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

7.0   Notices

7.1   Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered, telefaxed or mailed by registered mail, postage prepaid if to the Company to the address of the Company set out on the first page of this Agreement and if to the Employee to the home address of the Employee on the Company’s records. Any notice shall be deemed to have been received if delivered or telefaxed, when delivered or telefaxed, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted the sender shall deliver such notice in order to ensure prompt receipt thereof.

7.2   Each party to this Agreement may change its address for the purpose of this section 7.0 by giving written notice of such change in the manner provided for in section 7.1.

8.0   Applicable Law

8.1   This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts British Columbia.

9.0   Severability

9.1   If any provision of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

10.0   Entire Agreement

10.1   This Agreement constitutes the entire Agreement between the parties hereto regarding the subject matter described herein and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no Agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement supersedes the Employment Agreement between the parties dated December 1, 2000 any other prior agreements, written or oral in respect of the Employee’s employment with the Company.

11.0   Amendment

11.1   This Agreement shall not be amended except in writing signed by both parties.

12.0   Independent Legal Advice

12.1   The Employee acknowledges that this Agreement has been prepared by the Company’s solicitors and acknowledges that the Employee has had sufficient time to review this Agreement thoroughly, that he or she has read and understood the terms of this Agreement and that the Employee has been given the opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

13.0   Counterpart

13.1   This Agreement may be executed in counterpart, including by facsimile, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.

     IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date set out on the first page of this Agreement.

BLUE ZONE ENTERTAINMENT INC.

Per:	/s/ Bruce Warren

Authorized Signatory

SIGNED, SEALED AND DELIVERED by Jeremy Black in the presence of:	) )
)
/s/ Jamie Ollivier Witness	) )
)
)
Jamie Ollivier Name	) )	/s/ Jeremy Black Jeremy Black
)
Address	) )
)
) )
) )
Executive Creative Director Occupation	) )

Schedule “A”

Intellectual Property

     Pursuant to section 4.6 of this Agreement, the Employee excludes the following Inventions from the operation of section 4.0:

[LIST] OR [NIL]